Exhibit 10.30.3

THIRD AMENDMENT TO THE

ARTHUR J. GALLAGHER & CO.

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Arthur J. Gallagher & Co. (the “Company”) has heretofore adopted and maintains the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (the “Plan”), an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to amend the Plan to revise the provision that sets the maximum number of shares that may be purchased by any one individual in any one year.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8 of the Plan, Section 2 of the Plan is hereby amended, effective January 1, 2010, by deleting the penultimate paragraph of the section, and by inserting the following paragraph in lieu thereof:

No Eligible Employee shall acquire a right to purchase Common Stock hereunder if (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), (ii) for any calendar year such right would permit such employee to purchase Common Stock under any employee stock purchase plan of the Company or its Subsidiary Companies which is qualified under section 423 of the Code, and which, when aggregated, would have a Fair Market Value (as determined on the first day of the Purchase Period (as hereinafter defined) in which such right is granted) in excess of $25,000 or such other amount as may be specified under section 423 of the Code, or (iii) for any calendar year such right would permit such employee to purchase more than 2000 shares of Common Stock hereunder.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 21 st day of April, 2010.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher
J. Patrick Gallagher